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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


	  	                      July 8, 2003
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                Date of Report (Date of Earliest Event Reported)


                     Commission file number  -  2-63322
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                    INTERNATIONAL SHIPHOLDING CORPORATION
                   ---------------------------------------
           (Exact name of registrant as specified in its charter)


            Delaware	                                36-2989662
          ------------                                 ------------
 (State or other jurisdiction of                  (I.R.S. Employer
  Identification Number)                           incorporation or
                                                   organization)


 650 Poydras Street     New Orleans, Louisiana            70130
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   (Address of principal executive offices)             (Zip Code)


                             (504) 529-5461
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         (Registrant's telephone number, including area code)


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Item 5.    Other Events

     Enterprise Ship Company, Inc., a wholly owned subsidiary of International Shipholding Corporation, time charters its 38,000 DWT U.S. Flag coal carrier (the "ENERGY ENTERPRISE") to USGen New England, Inc. ("USGenNE"), an indirect subsidiary of PG&E Corporation ("PG&E"). The time charter is for a term of fifteen years, with approximately seven years remaining. During 2003, the vessel is contractually bound to USGenNE for approximately 67% of its operating days with the balance of its time spent in the spot commercial market.

     On November 18, 2002, we learned that PG&E had filed a Form 8-K disclosing that (i) its wholly owned subsidiary, PG&E National Energy Group ("PG&E NEG"), which is the parent company of USGenNE, had defaulted in the payment of $431 million that was due on November 14 under a revolving credit facility, (ii) further disclosing that the default constituted a cross default under other debt obligations of PG&E NEG aggregating in excess of $2.1 billion, (iii) stating that PG&E NEG had also failed to pay a $52 million interest payment due on its outstanding senior notes and (iv) Moody's Investor Service and Standard & Poor's had downgraded the credit ratings of both PG&E NEG and USGenNE, with the latter's rating being reduced from B2 to Caa1 by Moody's and from B- to C by Standard & Poor's.

     We reported that information, on a Form 8-K, which we filed on November 25, 2002. We also reported in our Form 8-K that PG&E NEG and certain of its subsidiaries had advised they may seek protection under Chapter 11 of the U.S. Bankruptcy Code. On July 8, 2003, PG&E NEG publicly announced that it and certain of its subsidiaries had filed for Chapter 11 bankruptcy court protection. It also reported that USGenNE had filed a separate petition for Chapter 11 relief.

     At the time of our November 25, 2002 Form 8-K filing, we reported that USGenNE was current in all material respects under its charter of the ENERGY ENTERPRISE and that neither International Shipholding Corporation nor its subsidiary, Enterprise Ship Company, had been notified that the reported events would in any way affect USGenNE's contractual obligations under the time charter. We also reported that representatives of PG&E had not provided us with any information other than that contained in their public documents. Those statements have remained true since the date of that filing and remain true today. However, in PG&E's announcement of the Chapter 11 filing, it stated that PG&E NEG "expects to continue paying vendors and suppliers in full for goods and services provided after the filing." It did not make the same statement with respect to USGenNE's expectations, and we do not know whether that omission was intentional or an oversight. The announcement did indicate that operations are expected to continue as normal at facilities owned by USGenNE.

     Under the federal bankruptcy laws, USGenNE has the right at any time up to confirmation of a bankruptcy plan to either accept or reject the time charter. Until such time, if ever, that it rejects the time charter, USGenNE is required to continue to meet its payment and financial obligations under the time charter. If USGenNE ultimately rejects the time charter, then Enterprise Ship Company would have a priority administrative claim with respect to all amounts due it under the time charter related to the post-petition period. At this time, we cannot predict whether the time charter will be accepted or rejected. If it is rejected, Enterprise Ship Company might reclaim the vessel and seek other commercial uses for it. While it might be difficult to redeploy the vessel on satisfactory commercial terms, Enterprise Ship Company would have the option to sell the vessel. The current debt associated with the vessel is approximately $17 million which is non-recourse to us and our affiliates.


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SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                      INTERNATIONAL SHIPHOLDING CORPORATION

                             /s/ Gary L. Ferguson
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                               Gary L. Ferguson
                  Vice President and Chief Financial Officer


Date   July 10, 2003
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